Exhibit 99.1
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www.hanabiosciences.com

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Russell Skibsted
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fax. (650) 588-2787

HANA BIOSCIENCES ANNOUNCES POSITIVE INTERIM RESULTS
FROM A PHASE I TRIAL OF TALOTREXIN (PT-523) IN RELAPSED OR REFRACTORY NON-SMALL
CELL LUNG CANCER (NSCLC)

South San Francisco, CA (November 14, 2005) - Hana Biosciences (AMEX: HBX), a South San Francisco-based biopharmaceutical company focused on advancing cancer care, announced today positive interim data from an ongoing, multi-center Phase I clinical study evaluating single agent Talotrexin (PT-523) in relapsed or refractory advanced non-small cell lung cancer (NSCLC). The Talotrexin in Lung Cancer (TLC-1) study will be presented at the American Association for Cancer Research-National Cancer Institute-European Organisation for Research and Treatment of Cancer (AACR-NCI-EORTC) International Conference on Molecular Targets and Cancer Therapeutics in Philadelphia, Pennsylvania on November 16, 2005.

The multi-center, multinational study is an open-label, dose finding study that seeks to determine the maximum tolerated dose (MTD), dose limiting toxicities (DLT) and obtain preliminary objective tumor response in NSCLC patients who failed at least two lines of standard chemotherapy and/or an epidermal growth factor receptor (EGFR) tyrosine kinase inhibitor.

Study Results

Talotrexin was administered as a 5 minute intravenous infusion (IV) on Days 1, 8 of a 21-day cycle with folic acid and B12 vitamin supplementation. Eligible patients with ECOG performance status of 0-2 were administered increasing doses of Talotrexin. Tumor response and disease progression relative to baseline was evaluated using the Response Evaluation Criteria in Solid Tumors (RECIST) methodology. Toxicity was graded using the National Cancer Institute Common Toxicity Criteria (NCI-CTC).

At this interim analysis, 15 patients have received a total of 50 cycles of Talotrexin (median 3, range 1-8) at doses of 27 mg/m2 to 270 mg/m2 per cycle. Thirteen patients had evaluable CT scans, and all evaluated have failed previous platinum therapy. Talotrexin administered on this schedule as a single agent has demonstrated acceptable tolerability with encouraging activity in patients with relapsed or refractory NSCLC. These interim results suggest:

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Talotrexin was well tolerated over multiple cycles of therapy, with mucositis, febrile neutropenia, and thrombocytopenia being the most commonly reported adverse events. The MTD remains to be determined in the ongoing study.

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Clinical benefit in 10 (2 partial responses + 8 stable disease) of 15 treated patients was observed in 67% of patients after 2 or more cycles of Talotrexin in doses below the MTD. One patient who previously failed pemetrexed (Alimta®) has received 8 cycles of talotrexin therapy. Median duration of PR and SD has not been reached.

•	Phase II studies in NSCLC are warranted and will commence immediately upon the completion of the current safety and dose finding study.

“We are encouraged about the activity of Talotrexin in this group of heavily pre-treated non-small cell lung cancer patients” commented Greg Berk, MD, Chief Medical Officer and Vice President of Hana Biosciences. “This novel antifolate builds on a well established mechanism of DHFR inhibition, and this preliminary clinical data confirm what has been observed in preclinical models” noted Dr. Berk.

Jennifer Garst, MD, Assistant Professor of Medicine at Duke University, and an investigator on the trial commented “Antifolates clearly have a role in the management of advanced non-small cell lung cancer. These preliminary data are encouraging and support taking this drug into the phase II setting.”

About Talotrexin

Talotrexin is a novel nonpolyglutamatable antifolate drug which has demonstrated improved antitumor activity in a broad spectrum cancer models by targeting dihydrofolate reductase (DHFR) to prevent DNA synthesis and inhibit tumor growth. Compared to methotrexate in preclinical studies, Talotrexin enters into cells up to 10-times more efficiently, demonstrated 10- to 100-fold more potency by overcoming resistance by remaining active in tumors by not requiring polyglutamation, and binds more tightly to its anti-tumor target DHFR which enhances efficacy.

Two additional early phase dose finding clinical trials are underway: Phase I trial at the Dana Farber Cancer Institute (DFCI) in patients with solid tumors; and a Phase I/II multi-center trial in relapsed or refractory acute lymphocytic leukemia. Additional phase II trials in cervical, endometrial, ovarian cancers are forthcoming.

About Non-Small Cell Lung Cancer (NSCLC)

According to the World Health Organization, there are more than 1.2 million cases worldwide of lung and bronchial cancer each year, causing approximately 1.1 million deaths annually. It is estimated that more than 173,000 people will be diagnosed with lung cancer in the United States in 2005. According to the National Cancer Institute, lung cancer is the single largest cause of cancer deaths in the United States and is responsible for nearly 30 percent of cancer deaths in this country. NSCLC is the most common form of the disease and accounts for more than 80 percent of all lung cancers. Despite recent therapeutic advances in NSCLC, the overall survival remains poor and there is a need for improved treatments.

About Hana Biosciences, Inc.

Hana Biosciences, Inc. (AMEX: HBX) is a South San Francisco, CA-based biopharmaceutical company that acquires, develops, and commercializes innovative products to advance cancer care. The company is committed to creating value by building a world-class team, accelerating the development of lead product candidates, expanding its pipeline by being the alliance partner of choice, and nurturing a unique company culture. Additional information on Hana Biosciences can be found at www.hanabiosciences.com.

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This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties that could cause Hana's actual results to differ materially from the anticipated results and expectations expressed in these forward-looking statements. These statements are based on current expectations, forecasts and assumptions that are subject to risks and uncertainties, which could cause actual outcomes and results to differ materially from these statements. Among other things, there can be no assurances that any of Hana's development efforts relating to its product candidates will be successful. Other risks that may affect forward-looking information contained in this press release include the possibility of being unable to obtain regulatory approval of Hana's product candidates, the risk that the results of clinical trials may not support Hana's claims, Hana's reliance on third-party researchers to develop its product candidates, and its lack of experience in developing pharmaceutical products. Additional risks are described in the company's Annual Report on Form 10-KSB for the year ended Dec. 31, 2004. Hana assumes no obligation to update thing statements, except as required by law.